CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 12, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Reports to Shareholders of Exeter Fund, Inc. - International Series, Global Fixed Income Series,
Life Sciences Series, Technology Series, Ohio Tax Exempt Series, World Opportunities Series, Small Cap Series, New York Tax Exempt Series, and Diversified Tax Exempt Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Custodian, Independent Accountant and Counsel", and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers  LLP

Boston,  MA
April  29,  2002